EXHIBIT 4.3

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of December 13, 2004 between Lyon East Garrison Company I, LLC, a California limited liability company (the “Guarantor”), a direct subsidiary of William Lyon Homes, Inc., a California corporation (the “Company”), and U.S. Bank National Association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of March 17, 2003, providing for the issuance of an aggregate principal amount of $250,000,000 of 10 3/4% Senior Notes due 2013 (the “Notes”); and

WHEREAS, Section 4.13 of the Indenture provides that under certain circumstances the Company is required to cause the Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the Guarantor shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture, and the incorporation by reference of provisions of the TIA and rules of construction respectively set forth in Sections 1.03 and 1.04 of the Indenture shall govern this Supplemental Indenture mutatis mutandis.

2. Agreement to Guarantee. The Guarantor hereby guarantees, jointly and severally with all other Subsidiary Guarantors, the Company’s obligations under the Notes on the terms and subject to the conditions set forth in Article Ten of the Indenture and agrees to be bound by all other applicable provisions of the Indenture. From and after the date of this Supplemental Indenture, the Guarantor shall be a “Subsidiary Guarantor” for all purposes of the Indenture, and the Guarantor hereby expressly agrees to be bound by each obligation of a Subsidiary Guarantor, as though such obligations were fully set forth herein.

3. No Recourse Against Others. No recourse for the payment of the principal of or premium, if any, or interest, on any of the Notes, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Issuer or any Guarantor in the Indenture, this Supplemental Indenture or in any other supplemental indenture, or in any of the Notes, or because of the creation of any Indebtedness represented thereby, shall be had against any stockholder, officer, director or employee, as such, past, present or future, of the Guarantor or of any successor corporation or against the property or assets of any such stockholder, officer, employee or director, either directly or through the Guarantor, or any successor corporation thereof, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that the Indenture, this Supplemental Indenture and the Notes are solely obligations of the Issuer and the Guarantors, and that no such personal liability whatever shall attach to, or is or shall be incurred by, any stockholder, officer, employee or director of the Guarantor, or any successor corporation thereof, because of the creation of the indebtedness hereby authorized, or under or by reason of the obligations, covenants or agreements contained in the Indenture, this Supplemental Indenture or the Notes or implied therefrom, and that any and all such personal liability of, and any and all claims against every stockholder, officer, employee and director, are hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Supplemental Indenture. It is understood that this limitation on recourse is made expressly for the benefit of any such stockholder, employee, officer or director and may be enforced by any of them.

4. Effectiveness. This Supplemental Indenture shall be effective upon execution by the parties hereto.

5. Recitals. The recitals contained herein shall be taken as the statements of the Company and the Guarantor and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity of this Supplemental Indenture.

6. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK.

7. Counterparts. The parties may sign any number of copies or counterparts of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement.

8. Effect Of Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

[SIGNATURE PAGE FOLLOWS]

LYON EAST GARRISON COMPANY I, LLC, a California limited liability company, as Guarantor

By:	William Lyon Homes, Inc., its sole member

By:	/s/ WADE H. CABLE
Name: Wade H. Cable Title: President

By:	/s/ MICHAEL D. GRUBBS
Name: Michael D. Grubbs Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ LORI ANNE ROSENBERG
Lori Anne Rosenberg Assistant Vice President